PRESS RELEASE

CAPITAL REALTY INVESTORS, LTD. RESPONDS TO TENDER OFFER BY EQUITY RESOURCE CONCORD FUND, LLC

Rockville, MD June 16, 2011 – C.R.I., Inc. (“CRI”), as Managing General Partner of Capital Realty Investors, Ltd. (“CRI, Ltd.”), responded today as follows to an unsolicited tender offer (the “Offer to Purchase”) by Equity Resource Concord Fund LLC (“Equity Concord”) to purchase up to 295 of the outstanding limited partnership units of CRI, Ltd. at a price of $125.00 per unit.  Equity Concord is not affiliated with CRI, Ltd. or its general partners.

C.R.I., Inc., as Managing General Partner of CRI, Ltd., expresses no opinion and is neutral with respect to whether or not unit holders in CRI, Ltd. should tender their units in response to the Offer to Purchase.  Although CRI is not making a recommendation with respect to the Offer to Purchase, CRI believes that unit holders should carefully consider the following information in making their own decisions of whether to accept or reject the Offer to Purchase:

•           If a Limited Partner desires to liquidate his or her investment in the short term, there is no established market for the purchase and sale of Limited Partner units in CRI, Ltd.

•           CRI notes that CRI, Ltd. has made distributions in the past from the disposition of its investments, but that there can be no assurances what further dispositions or distributions, if any, may occur in the future.  CRI further notes that future distributions, if any, may be greater or less than the price of the Offer to Purchase.  CRI has not prepared itself nor received from any third party any valuations of its investments.  Accordingly, CRI takes no position on whether or not the Offer to Purchase and its purchase price are attractive or unattractive to unit holders from an economic point of view.

Each unit holder should consult with his, her or its own investment, tax and legal advisors in deciding whether or not to tender units in response to the Offer to Purchase.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. CRI, Ltd. undertakes no obligation to update publicly any forward-looking statement contained herein to reflect any change in CRI's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events or otherwise.  Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect CRI, Ltd.'s business, particularly those mentioned in the CRI, Ltd.’s Form 10-K for the year ended December 31, 2010, and its periodic reports on Form 10-Q, which CRI, Ltd.  incorporates by reference.

Contact:                 Margaret Eck
Vice President
(301) 468-9200

CAPITAL REALTY INVESTORS, LTD. RESPONDS TO TENDER OFFER
BY PEACHTREE PARTNERS

Rockville, MD June 21, 2011 – C.R.I., Inc. (“CRI”), as Managing General Partner of Capital Realty Investors, Ltd. (“CRI, Ltd.”), responded today as follows to an unsolicited tender offer (the “Offer to Repurchase”) by Peachtree Partners (“Peachtree”) to purchase up to 4.9% of the outstanding limited partnership units of CRI, Ltd. at a price of $136.00 per unit, less transfer fees of $100 per selling investor.  Peachtree is not affiliated with CRI, Ltd. or its general partners.

C.R.I., Inc., as Managing General Partner of CRI, Ltd., expresses no opinion and is neutral with respect to whether or not unit holders in CRI, Ltd. should tender their units in response to the Offer to Repurchase.  Although CRI is not making a recommendation with respect to the Offer to Repurchase, CRI believes that unit holders should carefully consider the following information in making their own decisions of whether to accept or reject the Offer to Repurchase:

•           If a Limited Partner desires to liquidate his or her investment in the short term, there is no established market for the purchase and sale of Limited Partner units in CRI, Ltd.

•           CRI notes that CRI, Ltd. has made distributions in the past from the disposition of its investments, but that there can be no assurances what further dispositions or distributions, if any, may occur in the future.  CRI further notes that future distributions, if any, may be greater or less than the price of the Offer to Repurchase.  CRI has not prepared itself nor received from any third party any valuations of its investments.  Accordingly, CRI takes no position on whether or not the Offer to Repurchase and its purchase price are attractive or unattractive to unit holders from an economic point of view.

Each unit holder should consult with his, her or its own investment, tax and legal advisors in deciding whether or not to tender units in response to the Offer to Repurchase.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. CRI, Ltd. undertakes no obligation to update publicly any forward-looking statement contained herein to reflect any change in CRI, Ltd.'s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events or otherwise.  Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect CRI, Ltd.'s business, particularly those mentioned in the CRI, Ltd.’s Form 10-K for the year ended December 31, 2010, and its periodic reports on Form 10-Q, which CRI, Ltd. incorporates by reference.

Contact:                 Margaret Eck
Vice President
(301) 468-9200